Exhibit 99.1

APX GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013

Provo, UT – November 4, 2013 – APX Group Holdings, Inc. (“APX Group” or the “Company”), a leading residential security solutions and home automation services company, announced today its results for the three and nine months ended September 30, 2013.

Highlights for the three months ended September 30, 2013 included the following:

•	$42.6 million of Total Recurring Monthly Revenue (“RMR”) at September 30, 2013, a 23.5% increase compared to Total RMR of $34.5 million at September 30, 2012

•	78,309 net new subscribers originated, an increase of 23.5% from 63,386 net new subscribers in the same period of 2012

•	Net loss before non-controlling interests of $34.9 million, an increase of 232.4%, compared to $10.5 million for the three months ended September 30, 2012

•	Adjusted EBITDA[1] of $77.7 million, an increase of 12.1%, compared to $69.3 million for the three months ended September 30, 2012

•	Total net revenues of $129.5 million, an increase of 3.9%, compared to $124.6 million for the same period of 2012

Highlights for the nine months ended September 30, 2013 included the following:

•	198,595 net new subscribers originated, an increase of 20.4% from 165,007 net new subscribers in the same period of 2012

•	Net loss before non-controlling interests of $87.3 million, an increase of 119.3%, compared to $39.8 million for the same period of 2012

•	Adjusted EBITDA[1] of $212.5 million, an increase of 17.9%, compared to $180.2 million for the same period in 2012

•	10.1% increase in total net revenues compared to the nine months ended September 30, 2012

“The Company delivered another strong quarter with 23.5% growth in net new subscriber originations, 12.1% growth in Adjusted EBITDA, and Total RMR ending at $42.6 million. We are very pleased with the consistent, strong results achieved in the third quarter and year-to-date in 2013”, said Todd Pedersen, CEO of APX Group.

Three and Nine Months Ended September 30, 2013 Results

Vivint, Inc.

Key Metrics at September 30, 2013

Total Subscribers base greater than 803,000

$42.6 million in Total RMR

[1]	Adjusted EBITDA is a non-GAAP measure. See the “Statement Regarding Non-GAAP Financial Measures and Certain Definitions” section at the end of this Earnings Release for the definition of Adjusted EBITDA and a reconciliation to net loss before non-controlling interests.

Average RMR per Subscriber was $53.00

Subscriber Account LTM Attrition Rate of 13.0%

Vivint reported total net revenues of $129.5 million for the three months ended September 30, 2013, an increase of 19.0% compared to $108.8 million for the three months ended September 30, 2012. The nine months ended September 30, 2013 produced net revenues of $350.7 million, or an increase of 20.8% as compared to the prior year period. The primary drivers behind the increase in total net revenues for the three and nine month periods were growth in monitoring revenue and service and other sales revenue. The increase in monitoring revenue was driven by an increase of approximately 122,000 subscribers in the portfolio as of September 30, 2013 compared to September 30, 2012 and higher average RMR related to the continued growth in the percentage of subscribers signing up for additional service offerings.

Operating expenses for the three months ended September 30, 2013 were $40.2 million, an increase of 13.2%, as compared to $35.5 million for the prior year period. For the nine months ended September 30, 2013, operating expenses increased by 23.8% to $112.7 million. The increase for the three months ended September 30, 2013 is attributable to personnel cost within Vivint’s monitoring, customer service and field service departments driven by the growth in the subscriber base. The increase for the nine months ended September 30, 2013 was associated with growth in personnel cost to support the increased subscriber base, postage and delivery cost associated with the field service operations, inventory reserves and cellular communication cost associated with the monitoring of subscribers.

Selling expenses, net of capitalized subscriber acquisition costs, were $26.5 million for the three months ended September 30, 2013, an increase of 76.7%, as compared to $15.0 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013, selling expenses, net of capitalized subscriber acquisition costs, increased by 70.6% to $75.4 million. The increases were primarily attributable to personnel, facility, and information technology costs to support the growth in the direct-to-home and inside sales channels, along with increased advertising cost to support growth in inside sales.

Vivint’s general and administrative (“G&A”) expenses were $20.7 million for the three months ended September 30, 2013, an increase of 61.7%, as compared to $12.8 million for the three months ended September 30, 2012. G&A expenses for the nine months ended September 30, 2013 totaled $60.4 million, an increase of 80.8% as compared to the prior year period. The primary drivers behind the increase for the three months period were costs related to an increase in research and development activities and higher personnel costs to support the growth in its business. The increase for the nine months period were driven by personnel costs, research and development activities, transaction bonuses associated with the sale of our indirect wholly-owned subsidiary, 2GIG Technologies, Inc. (“2GIG”), and bad debt expense from an increased subscriber base and higher RMR across the subscriber base.

Adjusted EBITDA2 for Vivint increased 14.9% to $77.7 million for the three months ended September 30, 2013. For the nine months ended September 30, 2013, Adjusted EBITDA was $212.1 million, an increase of 18.1% as compared to the prior year period. For the three months ended September 30, 2013, Vivint had an operating loss of $8.7 million as compared to operating income of $20.1 million for the prior year period. For the nine months ended September 30, 2013, Vivint had an operating loss of $38.6 million as compared to operating income of $54.4 million for the prior year period.

[2]	Adjusted EBITDA is a non-GAAP measure. See the “Statement Regarding Non-GAAP Financial Measures and Certain Definitions” section at the end of this Earnings Release for the definition of Adjusted EBITDA and reconciliation to income (loss) from operations for Vivint.

Liquidity

As of September 30, 2013, our liquidity position on a consolidated basis, defined as cash on hand and available borrowing capacity totaled approximately $309.5 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA was 5.0x at September 30, 2013.

Other

On October 29, 2013, APX Group, Inc., the Company’s wholly-owned subsidiary, completed an offer to exchange $925 million aggregate principal amount of 6.375% senior secured notes due 2019, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 6.375% senior secured notes due 2019 and $580 million aggregate principal amount of 8.75% senior notes due 2020, which have been registered under the Securities Act, for any and all outstanding 8.75% senior secured notes due 2020.

Conference Call

The Company will also host a conference call to review and discuss its third quarter results at 10:00 a.m. EST on November 4, 2013.

To join the conference call, please dial 866-792-1873, if you are calling from the U.S. or 904-520-5760, if you are calling outside the U.S. A replay of the conference call will be made available on the Investor Relations page of the Company’s website at www.vivint.com/en/investors. A financial results presentation will be made available immediately prior to the call on the Investor Relations page of the Company’s website at www.vivint.com/en/investors.

Vivint’s President Alex Dunn will be participating in Citi’s 2013 North American Credit Conference held at the Conrad New York on November 5–6, 2013. Mr. Dunn’s presentation will be posted on the Investor Relations page of the Company’s website at www.vivint.com/en/investors immediately prior to the time he is scheduled to present at 4:15 p.m. EST on Tuesday, November 5, 2013. The presentation will be webcast and the webcast will be available on the Company’s website at www.vivint.com/en/investors.

Forward Looking Statements

This earnings release includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial... These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in the Company’s prospectus dated September 24, 2013, filed with the Securities Exchange Commission in accordance with Rule 424(b) of the Securities Act, which is available on the SEC’s website at sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and home automation industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and home automation industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and home automation technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section of our prospectus dated September 24, 2013. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Basis of Presentation

On November 16, 2012, APX Group, Inc. and two of its historical affiliates, V Solar Holdings, Inc. (“Solar”) and 2GIG Technologies, Inc. (“2GIG”), were acquired by an investor group (the “Investors”) comprised of certain investment funds affiliated with Blackstone Capital Partners VI L.P. (“Blackstone” or the “Sponsor”), and certain co-investors and management investors. This acquisition was accomplished through certain mergers and related reorganization transactions (collectively, the “Merger”) pursuant to which each of APX Group, Inc., Solar and 2GIG became indirect wholly-owned subsidiaries of 313 Acquisition, LLC (“Acquisition LLC”), an entity wholly-owned by the Investors. Upon the consummation of the Merger, APX Group, Inc. and 2GIG became consolidated subsidiaries of APX Group, which in turn is wholly-owned by APX Parent Holdco, Inc., which in turn is wholly-owned by Acquisition LLC, and Solar became a direct wholly-owned subsidiary of Acquisition LLC. Acquisition, LLC, APX Parent Holdco, Inc. and APX Group have no operations and were formed for the purpose of facilitating the Merger. The condensed consolidated statements of operations of the Company for the three months ended September 30, 2013 and September 30, 2012 are presented for two periods: January 1 through September 30, 2012 (the “Predecessor”) and January 1 through September 30, 2013 (the “Successor”) which relate to the period preceding and the period succeeding the Merger, respectively. The condensed consolidated statements of operations of the Predecessor are presented for APX Group, Inc. and its wholly-owned subsidiaries, as well as Solar, 2GIG and their respective subsidiaries. The condensed consolidated statements of operations for the Successor Period reflect the Merger, presenting the results of operations of the Company and its wholly-owned subsidiaries. On April 1, 2013, the company completed the sale of 2GIG and its subsidiaries to Nortek, Inc. The Company’s historical results of operations include the results of 2GIG through March 31, 2013.

Statement Regarding Non-GAAP Financial Measures and Certain Definitions

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indenture governing our senior secured notes, the indenture governing our senior unsecured notes and the credit agreement governing the Company’s revolving credit facility. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA is also used by us to measure covenant compliance under the indenture governing our senior secured notes, the indenture governing our senior unsecured notes and the credit agreement governing the Company’s revolving credit facility.

We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

A reconciliation of Adjusted EBITDA to net loss before noncontrolling interests for the Company, and to income (loss) from operations for Vivint, is included at the end of this earnings release. Adjusted EBITDA should be considered in addition to and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

Certain Definitions

“Total Subscribers” means the aggregate number of active subscribers at the end of a given period

“RMR” means the recurring monthly revenue billed to a subscriber

“Total RMR” means the aggregate RMR billed for all subscribers

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period

“Attrition” means the aggregate number of canceled subscribers during a period divided by the monthly weighted average number of total subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (120 days past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation

“Net Subscriber Acquisition Cost” means the gross costs to generate and install a subscriber net of any fees collected at the time of the contract signing. A portion of subscriber acquisition cost is expensed as incurred. The remaining portion of the costs is considered to be directly tied to subscriber creation and consists primarily of certain portions of sales commissions, equipment, and installation costs. These costs are deferred and recognized in a pattern that reflects the estimated life of the subscriber relationships. Vivint amortizes these costs using a 150% declining balance method over 12 years and converts to a straight-line method when the resulting amortization charge is greater than that from the accelerated method for the remaining estimated life of the subscriber relationship

“LTM Adjusted EBITDA” is Adjusted EBITDA for the last twelve months and has been derived by (i) adding Adjusted EBITDA for the three months ended September 30, 2013 and the combined year end December 31, 2012, and (ii) subtracting Adjusted EBITDA for the three months ended September 30, 2012

Investor Relations Contact:

Dale R. Gerard

Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES (Successor) and APX GROUP, INC. and SUBSIDIARIES (Predecessor)

Condensed Consolidated Statements of Operations

(Amounts in thousands)

(Unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September		Nine Months Ended September
	2013	2012	2013	2012
Revenues:
Monitoring revenue	$123,329	$102,263	$334,344	$272,604
Service and other sales revenue	5,587	20,624	32,902	57,411
Activation fees	587	1,674	951	4,461

Total revenues	129,503	124,561	368,197	334,476
Costs and expenses:
Operating expenses	40,208	44,065	124,336	118,698
Selling expenses	26,488	14,954	75,394	44,175
General and administrative expenses	20,661	18,557	65,910	49,358
Depreciation and amortization	50,835	25,037	142,967	66,666

Total costs and expenses	138,192	102,613	408,607	278,897

(Loss) income from operations	(8,689)	21,948	(40,410)	55,579
Other expenses (income):
Interest expense	30,055	29,472	83,309	89,932
Interest income	(411)	(4)	(1,087)	(54)
Other (income) expenses	(84)	4	233	114
Gain on 2GIG Sale	(479)	—	(47,122)	—

Loss from continuing operations before income taxes	(37,770)	(7,524)	(75,743)	(34,413)
Income tax (benefit) expense	(2,865)	2,991	11,598	5,195

Net loss from continuing operations	(34,905)	(10,515)	(87,341)	(39,608)
Discontinued operations:
Loss from discontinued operations	—	—	—	(239)

Net loss before non-controlling interests	(34,905)	(10,515)	(87,341)	(39,847)

Net income attributable to non-controlling interests	—	1,697	—	3,556

Net loss	$(34,905)	$(12,212)	$(87,341)	$(43,403)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES (Successor) and APX GROUP, INC. and SUBSIDIARIES (Predecessor)

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash	$111,733	$8,090
Accounts receivable, net	2,547	10,503
Inventories, net	36,661	32,327
Deferred tax assets	—	8,124
Prepaid expenses and other current assets	12,216	16,229

Total current assets	163,157	75,273
Property and equipment, net	29,236	30,206
Subscriber contract costs, net	267,004	12,753
Deferred financing costs, net	56,206	57,322
Intangible assets, net	882,733	1,053,019
Goodwill	837,419	876,642
Restricted cash	28,428	28,428
Long-term investments and other assets	27,358	21,705

Total assets	$2,291,541	$2,155,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,792	$26,037
Accrued payroll and commissions	87,854	20,446
Accrued expenses and other current liabilities	61,220	38,232
Deferred revenue	28,291	19,391
Current portion of capital lease obligations	3,632	4,001

Total current liabilities	208,789	108,107
Notes payable	1,508,385	1,305,000
Long-term portion of revolving line of credit	—	28,000
Capital lease obligations, net of current portion	2,918	4,768
Deferred revenue, net of current portion	17,237	708
Other long-term obligations	11,562	2,257
Deferred income tax liabilities	11,298	27,229

Total liabilities	1,760,189	1,476,069

Total stockholders’ equity	531,352	679,279

Total liabilities & stockholders’ equity	$2,291,541	$2,155,348

APX GROUP HOLDINGS, INC. and SUBSIDIARIES (Successor) and APX GROUP, INC. and SUBSIDIARIES (Predecessor)

Condensed Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	Successor	Predecessor
	Nine Months Ended September 30,
	2013	2012
Net cash provided by operating activities	$139,671	$132,645
Net cash used in investing activities	(140,722)	(246,095)
Net cash provided by financing activities	104,863	127,995
Effect of exchange rate changes on cash	(169)	161

Net increase in cash	103,643	14,706
Cash:
Beginning of period	8,090	3,680

End of period	$111,733	$18,386

Reconciliation of Non-GAAP Financial Measures

APX Group Holdings, Inc.

(Unaudited)

	Three Months		Nine Months		LTM
	Ended September 30,		Ended September 30,		September 30,
	2013	2012	2013	2012	2013
Net loss before non-controlling interests	$(34.9)	$(10.5)	$(87.3)	$(39.8)	$(232.4)
Interest expense, net	29.6	29.5	82.2	89.9	111.5
Other (income) expense	(0.1)	—	0.2	0.1	2.6
Gain on 2GIG Sale (i)	(0.5)	—	(47.1)	—	(47.1)
Income tax (benefit) expense	(2.9)	3.0	11.6	5.2	0.4
Amortization of subscriber contract costs	7.9	22.7	12.8	60.2	24.8
Depreciation and amortization (ii)	42.9	2.3	130.2	6.5	142.6
Transaction related costs (iii)	0.3	1.8	0.6	4.0	128.9
Transaction costs related to 2GIG Sale (iv)	—	—	5.5	—	5.5
Non-capitalized subscriber acquisition costs (v)	25.5	17.2	78.1	45.7	102.7
Non-cash compensation (vi)	0.6	0.2	1.3	0.5	1.7
Adjustment for Solar business (vii)	—	1.4	—	2.0	5.1
Other Adjustments (viii)	9.3	1.7	24.4	5.9	30.3

Adjusted EBITDA	$77.7	$69.3	$212.5	$180.2	$276.6

(i)	Non-recurring gain on the 2GIG Sale
(ii)	Excludes loan amortization costs that are included in interest expense
(iii)	Reflects total bonus and other payments to employees and to third parties directly related to the Merger
(iv)	Reflects total bonus and other payments to employees and to third parties directly related to the 2GIG Sale
(v)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract bulk purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP
(vi)	Reflects non-cash compensation costs related to employee and director stock and stock option plans
(vii)	Reflects the exclusion of Solar results from the time it commenced operations in 2011
(viii)	Represents adjustments for: non-operating legal and professional fees, new product development, non-cash payroll tax reserve, the monitoring fee payable to Blackstone Management Partners, L.L.C , an adjustment to exclude the impact of revenue deductions directly related to purchase accounting and certain other adjustments

Reconciliation of Non-GAAP Financial Measures

Vivint, Inc.

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Income (loss) from operations	$(8.7)	$20.1	$(38.6)	$54.4
Amortization of subscriber contract costs	7.9	23.3	13.1	61.3
Depreciation and amortization (i)	42.9	2.1	128.0	6.1
Transaction related costs (ii)	0.3	1.8	0.7	4.1
Transaction costs related to 2GIG Sale (iii)	—	—	5.5	—
Non-capitalized subscriber acquisition costs (iv)	25.5	17.2	78.1	45.7
Non-cash compensation (v)	0.6	0.1	1.3	0.4
Adjustment for Solar business (vi)	—	1.4	—	2.0
Other Adjustments (vii)	9.2	1.6	24.0	5.6

Adjusted EBITDA	$77.7	$67.6	$212.1	$179.6

(i)	Excludes loan amortization costs that are included in interest expense
(ii)	Reflects total bonus and other payments to employees and to third parties directly related to the Merger
(iii)	Reflects total bonus and other payments to employees and to third parties directly related to the 2GIG Sale
(iv)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract bulk purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP
(v)	Reflects non-cash compensation costs related to employee and director stock and stock option plans
(vi)	Reflects the exclusion of Solar results from the time it commenced operations in 2011
(vii)	Represents adjustments for: non-operating legal and professional fees, new product development, non-cash payroll tax reserve, the monitoring fee payable to Blackstone Management Partners, L.L.C , an adjustment to exclude the impact of revenue deductions directly related to purchase accounting and certain other adjustments